EXHIBIT 2.5

                                 STATE OP NEVADA
                        OFFICE OF THE SECRETARY OF STATE
                            101 N. CARSON ST., STE. 3
                         CARSON CITY, NEVADA 89701-4786

             Certificate of Amendment to Articles of Incorporation
                         For Profit Nevada Corporations
         (Pursuant to NRS 78.385 and 78.390-- After Issuance of Stock)
                              -Remit in Duplicate-

1.  Name of corporation: S & W Enterprises & Investments, Inc. a Nevada
    Corporation

2. The articles have been amended as follows (provide article numbers if available):

    Article One: The name of The Corporation shall be: Arundle Associates, Inc.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the article of incorporation have voted in favor of the amendment is a majority of the issued and outstanding shares of the common stock of the corporation.

4.  Signatures:

/s/ Robert Sturges                        /s/
-------------------------------------     -------------------------------------
President or Vice President               Secretary or Assistant Secretary
(acknowledgment required)


State of: California
County of: Riverside

This instrument was acknowledged before me on May 4th , 1999, by

     /s/ Robert Sturges
-------------------------------------
           (name of person)

as   President
as designated to sign this certificate
of Arundle Associates, Inc.
(name on behalf of whom instrument was executed)

     /s/ Jack W. Atwell
-------------------------------------
      Notary Public Signature